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EXHIBIT 10(r)

                              CONSULIER ENGINEERING, INC.

Purchase and Royalty Agreement between Masters Marketing and Development, Inc., and Southeast Automotive Acquisition Corporation, dated April 11, 1996, concerning CRA-Z Soap hand cleaner.

                                    AGREEMENT

         This Agreement is made and entered into on this 11th day of April, 1996 by and between MASTERS MARKETING AND DEVELOPMENT, INC. ("Masters") and SOUTHEAST AUTOMOTIVE ACQUISITION CORPORATION ("Southeast").
         WHEREAS, Masters manufactures and sells a bar type hand cleaner known as Cra-Z Soap ("Product"), and
         WHEREAS, Masters desires to raise additional capital for the company through the sale of said product, and
         WHEREAS, Southeast has agreed to purchase $600,000.00 worth of the product pursuant to the terms contained herein and further to negotiate a financing agreement regarding manufacturing costs of masters in accordance with the terms contained herein, and
         WHEREAS, in exchange for said purchase of product by Southeast and the agreement to negotiate a financing agreement regarding manufacturing costs, masters is willing to give Southeast a total of 3.5% of all net sales of Master, payable monthly commencing six months from the date of this agreement and monthly thereafter. Said percentage shall by payable in either cash or in an equivalent amount of product.
         NOW, THEREFORE, in consideration of TEN AND NO/100 DOLLARS ($10.00), in the receipt and sufficiency of which is hereby acknowledged, the mutual premises and covenants contained herein, the parties agree as follows:
         1. Masters agrees to sell to Southeast and Mosler 400,000 Three hundred gram bars of the product as a purchase price of $1.50 per bar for a total of $600,000.00.
         2. Masters will deliver 200,000 bars of said product to Southeast and Mosler within five (5) days from the date of this Agreement. The remaining 200,000 bars will be delivered by Masters to Southeast and Mosler within sixty (60) days from the date of this Agreement.
         3. Upon delivery of the initial 200,000 bars of the product, Southeast and Mosler will pay to Masters the sum of $400,000.00. The balance of the purchase price shall be due and payable at rate of $.50 per bar as the product is sold by Southeast and Mosler.
         4. This Agreement shall insure to the benefit of and be binding upon the parties, their successors and assigns.
         5. Masters agrees to provide Southeast with a monthly report of all Masters' sales. masters agrees to allow Southeast access to Masters' books in order to verify sales reports upon reasonable notice.
         6. The parties hereto agree and acknowledge that this Agreement contains the understanding between the parties and that neither is relying upon any additional agreement, either oral or written, in entering into this agreement.




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              MASTERS MARKETING AND DEVELOPMENT, INC.

              By: /s/ Richard Herman
                  ------------------
                  Richard Herman
                  President


              SOUTHEAST AUTOMOTIVE ACQUISITION CORPORATION

              By: /s/ Bernardo Davila
                  -------------------
                  Bernardo Davila
                  President






















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